Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.® Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027	David Zalman Chairman and Chief Executive Officer 281.269.7199 david.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

ANNOUNCES STOCK REPURCHASE PROGRAM

HOUSTON, January 27, 2016. Prosperity Bancshares, Inc.® (“Prosperity”) (NYSE: PB), the parent company of Prosperity Bank®, today announced that its Board of Directors authorized a stock repurchase program under which up to 5% or approximately 3.54 million shares of its outstanding common stock may be acquired over the next twelve months at the discretion of management.

The shares will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, depending upon market conditions. There is no guarantee as to the exact number of shares that will be repurchased by Prosperity, and Prosperity may discontinue purchases at any time at management’s discretion. As of January 26, 2016, Prosperity had approximately 70.71 million shares outstanding.

David Zalman, Chairman and Chief Executive Officer, remarked, “The Board’s approval of this program reflects our continued confidence in Prosperity’s future. Repurchasing stock is one means of emphasizing our commitment to enhancing shareholder value.”

Prosperity Bancshares, Inc.®

As of December 31, 2015, Prosperity Bancshares Inc.® is a $22.037 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management, Mortgage Services and Mobile Banking. Prosperity currently operates 248 full-service banking locations: 67 in the Houston area, including The Woodlands; 30 in the South Texas area including Corpus Christi and Victoria; 36 in the Dallas/Fort Worth area; 22 in the East Texas area; 29 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area, 6 in the Central Oklahoma area and 8 in the Tulsa, Oklahoma area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate, interest rate and commodity price fluctuations; and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares may be downloaded from the Internet at no charge from www.prosperitybankusa.com.